EXHIBIT 10.1

COLLABORATION AGREEMENT

“Love Is Not Easy”

This collaboration agreement (the “Agreement”) is entered as of December 12, 2016, by and between Saisam Entertainment, LLC (“SAE”), on the one hand, and Almost Never Films, Inc. (“ANF”), on the other hand, with respect to the proposed motion picture project currently entitled “Love Is Not Easy” (the “Picture”). For convenience, SAE and ANF may each be referred to individually as a “Party” or collectively as the “Parties.” This Agreement is entered into with reference to the following:

WHEREAS, SAE owns and controls the rights to the screenplay for the Picture (the “Screenplay”).

WHEREAS, ANF wishes to collaborate with SAE in connection with the development, financing, production and exploitation of the Picture pursuant to the terms set forth below.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Formation of Company: The Parties intend to create a single purpose LLC or other entity for the purpose of developing, producing and exploiting the Picture (the “Company”). SAE will contribute its development and producing services to the Company, will assign all rights in and to the Screenplay to the Company (pursuant to the terms of an option purchase agreement between SAE and ANF, which shall contain, amongst other terms, an initial option fee of Ten Thousand Dollars ($10,000) for an option period of eighteen (18) months, and a lien for all of ANF’s out of pocket costs in the event of a reversion), and shall assist in the raising of additional financing. Upon the expiration of the 18 months both parties will negotiate in good faith for an extension of the property. ANF shall assign all rights acquired pursuant to the option purchase agreement to Company upon commencement of pre-production. ANF will make or source financial contributions in accordance with the terms of this Agreement, assist in the raising of additional financing (if required) and participate in the development and production process as set forth more fully herein. The Company will own 100% of the copyright to the Picture and all other ancillary and related rights, and each of SAE and ANF will own an undivided 50% interest in the Company. ANF will be the managing member of the Company. The operating agreement for the Company will be negotiated in good faith by the Parties, but in any event shall be consistent with the terms of this Agreement.

2.	SAE Obligations: Following formation of the Company, SAE will develop the Picture for possible production. In this regard, SAE will perform all reasonable and customary development services rendered by producers of first-class motion picture productions. In addition, upon completion of the foregoing development activities, SAE, in consultation with ANF, will use good faith reasonable efforts to secure additional financing for the Picture (if required).

3.	ANF Obligations:

a.	The parties intend to produce with Picture for an approved budget of approximately Two Million Dollars ($2,000,000), which the parties intend to fund via the Investment (as defined below), with the difference covered by production tax incentives paid via a state or country in which the Picture is produced (with the understanding that Company may secure a loan against an estimate of such tax credit proceeds). Upon satisfaction of the Funding Conditions (as defined below), ANF will use good faith reasonable efforts to provide or source equity financing for the Picture in the amount of approximately $1,300,000 (the “Investment”). The Investment will be held in the designated Company bank account until such time as the Parties have obtained a completion bond for the Picture (if Company elects to have the Picture bonded) and secured agreed-upon financing to cover anticipated tax credits or incentives, in accordance with the approved finance plan. In this regard, ANF and SAE will mutually approve a budget, finance plan and cash flow for the Picture.

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b.	The funding of the Investment shall be subject to the satisfaction of the following:

i.	Mutual approval of the budget for the Picture;

ii.	Mutual approval of the finance plan for the Picture;

c.	ANF or financing sources secured by ANF may elect to allow for the use of funds, pursuant to a mutually approved draw down schedule, from the Investment prior to the entire amount of the Investment being secured, if they so elect in their sole discretion, In the event the equity investors (including ANF) in the Picture do not permit funds to be drawn down prior to the entire amount of the Investment being secured, then ANF will provide sufficient funding to cover certain mutually- approved development expenses (e.g., engaging a casting director, location scout, line producer, etc.) (the “Development Advance”), which Development Advance will be repaid to ANF (plus a return thereon at an annualized rate of 20%) as a budgeted production cost on the first day of principal photography of the Picture. The budget of the Picture will be increased (i.e., “grossed-up”) to cover the amount of the Development Advance and the premium return thereon.

4.	Financing Terms: In consideration of ANF (or its source) actually providing the Investment, the following terms and conditions will apply:

a.	ANF (and/or its source, as applicable) will receive a “Preferred Return” of 120% of the Investment or portion thereof (i.e., the amount of the Investment plus an additional return of 20% thereon). ANF (and/or its source) will recoup the Preferred Return immediately after the deduction from gross receipts of the following: distribution and sales fees and expenses, collection account fees (if any), union residuals (or a reserve established for the payment of union residuals), repayment of debt (if any). After ANF and any applicable sources have received the Preferred Return in full, the remaining gross receipts after the deduction of the other ongoing expenses set forth above shall be deemed “Net Profits”, and shall be payable to any approved deferments and thereafter to Net Profits participants.

b.	All Net Profits derived from the Picture and all rights therein and by-products thereof shall be allocated Fifty Percent (50%) equity investors in the Picture (the “Investors’ Share”), based on the proportion such investor’s contribution bears to the entire amount financed (i.e., the total equity invested in the Picture). By way of illustration only, if a third party investor contributes $500,000 of a total equity raise of $1,000,000, then such investor will be entitled to receive 50% of the Investor’s Share (i.e., 25% of 100% of all Net Profits) The remaining Fifty Percent (50%) of Net Profits shall be allocated to the “Producer’s Pool”, provided that all third party participations shall be allocated and payable from the Producer’s Pool (i.e., any percentage thereof granted to actors, crew, etc.).

c.	ANF may, in its sole and absolute discretion, make an equity investment for the production of the Picture to cover all or a portion of the Investment. If ANF elects to make such an investment, then ANF will enter into a separate agreement therefor with the Company, on terms to be negotiated in good faith, but consistent with the finance plan and the terms contained in this document, and in any event, on a favored nations basis with all other equity investors.

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5.	Production Terms: If the Picture is produced, the following terms and conditions will apply:

a.	Producer Engagement: Brian Hooks, Danny Chan and Frank Gillen will be engaged as the lead producers of the Picture on terms to be negotiated in good faith.

b.	Director Engagement: Brian Hooks will be engaged as the writer and director of the Picture on terms to be negotiated in good faith.

c.	Other Services: If any Party is engaged to perform services on the Picture other than producing or executive producing services (e.g., writing, directing, line producing, etc.), such services will be the subject of a separate agreement to be negotiated in good faith and the Party performing such services will be entitled to retain all forms of compensation for such services as his/its sole and exclusive property.

d.	Consultations and Approvals: SAE will fully and meaningfully consult with ANF regarding the key creative and all business matters regarding the Picture. ANF will fully and meaningfully consult with SAE regarding the key creative and all business matters regarding the Picture. As between SAE and ANF, SAE will have final decision-making authority on all creative matters (subject to ANF’s approval rights set forth in paragraph 3.d. above) and the Parties will approve all business matters in accordance with the Company operating agreement; provided, SAE will not be required to obtain ANF’s approval over individual expenditures within the budget once the budget, cash flow and finance plan have been agreed upon. The Parties will use their respective consultation and approval rights reasonably and in good faith, and will not use such rights to renegotiate this Agreement, or to otherwise interfere with or prevent the development, finance, production, distribution, exploitation and exhibition of the Picture.

e.	Books and Records: The Parties will have access to all books and records of the Company and the Picture for the purpose of performing quarterly reviews and annual audits.

f.	Credits: Brian Hooks, Danny Chan and Frank Gillen will be accorded “Producer” credit on the Picture in first position among all producer credits on a separate card in the main titles thereof, in paid ads (subject to customary exclusions), and anywhere the so-called billing block appears. Subject to applicable WGA and DGA requirements, Brian Hooks will be accorded “Written By” credit (on a shared card) and Brian Hooks shall be accorded “Directed By” credit on the Picture (on a separate card) in the main titles thereof, in paid ads (subject to customary exclusions), and anywhere the billing block appears. SAE and ANF will each be accorded production company and logo credit equally), above the title of the Picture, on screen and in paid ads, and anywhere the billing block appears. Logo credits may be animated on screen, and shall appear as “bug” logo credits in the billing block. All other aspects of the foregoing credits will be determined by Company in its sole discretion.

g.	Other Terms: This Agreement is deemed to include such other reasonable and customary terms as are included in agreements of this type, including without limitation subsequent productions, reciprocal representations, warranties and indemnities, prohibition on injunctive or equitable relief, notice and cure for alleged breaches, insurance coverage, travel, amenities (e.g., premieres and festivals, DVD copies, etc.), subject to good faith negotiation. In this regard, it is anticipated that the Parties will execute a more formal agreement adopting the terms of this Agreement and incorporating such other terms as the Parties may agree upon following good faith negotiations. Until such time as the Parties enter into a more formal agreement, this Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understanding, whether written or oral, with respect to the subject matter hereof, and cannot be modified except by written agreement of the Parties.

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This Agreement may be executed in counterparts and/or by facsimile or email transmission and such counterparts and electronic signatures will be binding as originals for all purposes.

ACCEPTED AND AGREED AS OF DECEMBER12, 2016:

SAISAM ENTERTAINMENT, LLC		ALMOST NEVER FILMS, INC.

	/s/ Brian Hooks		/s/ Danny Chan
By:	Brian Hooks	By:	Danny Chan
Its:	Managing Member	Its:	Chief Executive Officer

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